Exhibit 10.45

1180 Seminole Tr., Suite 495 Charlottesville, VA 22901 USA T +1 (434) 422-9800 F +1 (434) 422-9797 www.adialpharma.com

As of March 22, 2022

Bankole Johnson

1395 Brickell Avenue

Suite 200

Miami, FL 33131

RE: Contract Extension Agreement

Dear Dr. Johnson:

Reference is hereby made to that certain agreement entered into as of March 24, 2019, between Adial Pharmaceuticals, Inc. (“Company”) and Dr. Bankole A. Johnson (“Consultant”), including all Exhibits thereto (collectively, “Agreement”). All terms used herein that are defined in the Agreement shall have the same meaning herein as in the Agreement.

This letter confirms that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, Company and Consultant have agreed to amend and extend the Agreement (the “Amendment”), and sets forth our mutual agreement with respect to the Amendment. Except as expressly modified by the terms of the Amendment, all other terms and conditions of the Agreement remain unaltered and in full force and effect, and are hereby ratified and confirmed.

The Agreement during the Term shall be amended as follows:

1.	Upon the expiration of the Term, the Agreement shall be automatically and without interruption extended for an additional three (3) year term (“Extended Term”), subject to any earlier termination, commencing as of March 24, 2022.

The Agreement during the Extended Term shall be amended as follows:

2.	Paragraphs 2(b) and 2(c) are hereby deleted in their entirety and replaced with the following:

“This Agreement and/or any Services to be performed by Consultant under this Agreement may be terminated by Company or Consultant after thirty (30) days prior written notice to the other Party, for any or no reason, with or without Cause. Upon any effective termination date, Consultant shall immediately cease work and deliver to Company all work in progress and return all Company Confidential Information (as defined in Section 8 below) and any Company owned materials and/or equipment. Company’s sole obligation shall be to pay Consultant undisputed monies owed Consultant up to the time of termination for Services actually performed and reasonable expenses actually incurred. Any unearned or unexpended portion of monies previously paid by Company to Consultant shall be refunded to Company.”

3.	“Exhibit A” and all references thereto shall be deleted throughout the Agreement in their entirety, and such Exhibit and references thereto shall be replaced in all instances with the attached “Exhibit D.”

4.	Paragraph 21 shall be amended to replace Company’s and Consultant’s addresses for notice with their respective addresses used in this Extension Agreement; and required notice to Eric N. Heyner, Esq. shall be deleted.

If the foregoing correctly sets forth our complete and accurate understanding regarding the Agreement, please sign and return this Amendment, whereupon receipt of such fully executed copy of the Amendment shall constitute a binding amendment to the Agreement.

AGREED TO AND ACCEPTED BY:

Adial Pharmaceuticals, Inc. (“Company”)		Dr. Bankole A. Johnson (“Consultant”)

By:	/s/ William B. Stilley		/s/ Bankole A. Johnson

Name:	William B. Stilley	Name:	Bankole A. Johnson

Title:	Chief Executive Officer

EXHIBIT D

CONSULTING SERVICES

Consultant shall perform for Company the Services described below.

SERVICES AND WORK PLAN

Consultant shall render Services as, where and when requested by Company, which Services shall include, without limitation, the following:

●	If requested, serving as the principal investigator for Company clinical trials;
●	If requested, serving as a safety reviewer;
●	If requested, preparation of reports and publications related to the Company’s business; and
●	Other activities and responsibilities reasonably requested by the Company.

Additionally, and without limiting the above, Consultant will file applications for grant funding for which the Company is eligible on behalf of the Company. In the event grant funding is secured, Consultant will and hereby does, grant the Company unconditional rights to, within the bounds of applicable laws and regulations, direct the proper use of the grant funding, and Consultant agrees that he will take no actions to redirect grant funding, or to otherwise contravene the value of the grant to the Company, without the prior written consent of the Company, which consent will be at the Company’s sole and final discretion. Consultant may apply for grants for other entities if such grants are not for the development of a pharmaceutical product or products and are not competitive to any product of the Company at the time of the grant filing, without the prior written permission of the Company.

COMPENSATION

Compensation for Services provided pursuant to this Agreement shall be $31,250 per month (the “Monthly Compensation”) for each month that Services are provided, payable in two equal installments on the first and fifteenth days of the month following the month in which Services are performed.

Consultant shall continue to be entitled to receive payment under the Company’s Grant Incentive

Plan as amended on December 4, 2018 (the “GIP”) for any grants related to the development of AD04 and will no longer be eligible under the GIP for grants unrelated to AD04.

Consultant shall receive no other payment or expense reimbursement for Consultant’s provision of Services as described herein.